                                                                    EXHIBIT 11.1


                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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


                                             THREE MONTHS           NINE MONTHS
                                                 ENDED                 ENDED
                                             SEPTEMBER 30,          SEPTEMBER 30,
                                         --------------------    -------------------
WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING                               1996          1995      1996        1995
                                         --------    --------    --------    -------

Common Stock                                6,004       5,955       5,997       5,935
Common equivalent shares resulting
  from stock options issued
  (treasury stock method)                      18         256          49         221
                                           ------      ------      ------      ------
Total                                       6,022       6,211       6,046       6,156
                                           ======     =======      ======      =======

Net income applicable to common
  stock                                    $   19      $1,181      $  867      $3,058
                                           ======      ======      ======      ======

Net income per common stock                $ 0.00      $ 0.19      $ 0.14      $ 0.50
                                           ======      ======      ======      ======

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